Exhibit 10.2

SUNGARD

June 26, 2012

Mr. Robert Woods

[address]

Dear Bob:

The following information summarizes the effect of your separation of employment, effective July 1, 2012, on your SunGard Benefits and the terms that the Company has agreed to relative to extension of benefits:

•	Your current Medical, Prescription Drug and Dental coverage will continue until July 31, 2012.

•	All other current benefits will terminate as summarized in the attached Separation of Benefits Guide.

•	Effective August 1, 2012, you are eligible for continued medical, dental and prescription drug coverage for a period of two years (until July 31, 2014) under the following conditions:

•

SunGard will issue you a check in the amount of $18,504.00 grossed up for applicable taxes. This amount represents the employer portion of the current monthly premium for the CDHP Medical Plan (including prescription drug coverage) and the Dental Plan for you and your spouse for 24 months.

•	You will submit a monthly payment to SunGard for the total monthly premium (employee and employer portion) as detailed in the attached letter from Sandy Garcia

•	During this two-year period, should the healthcare plans or providers change, you will be eligible for the same plans offered to the active employee population.

•

Effective August 1, 2014, for a period of up to 18 months, you have a right to continue your coverage for medical, prescription drugs and dental under COBRA. It is your obligation to ensure that you elect COBRA coverage and pay the full cost of this coverage. A COBRA notification and election form will be sent to you separately by the Company’s third party COBRA administrator in advance of the August 1, 2014 effective date.

•

Effective February 1, 2016, after the COBRA period expires, you will be eligible to participate in the Retiree Health Access (RHA) pre- and post-age 65 retiree medical plans, subject to the terms of such plans. These plans are not subsidized by the Company, so you will pay the total monthly premiums based upon the plans that you select. RHA reserves the right to amend or terminate such plans at any time. While it is SunGard’s intention to continue access to these plans, the Company reserves the right to modify or terminate access to such plans at any time. An enrollment packet will be sent to you by RHA’s third party administrator in advance of the effective date of this coverage.

If you have any questions, please feel free to contact Michelle Bruno at 484-582-5636.

Sincerely,

/s/ Kathleen Weslock

Kathleen Weslock

chief human resources officer